                                                                 Exhibit 10.16

                               FUTUREFUEL CORP.
                          2007 OMNIBUS INCENTIVE PLAN

         The following is the 2007 Omnibus Incentive Plan ("PLAN") of FutureFuel Corp., a Delaware corporation (the "COMPANY"), as adopted by the Company's Board of Directors on May 29, 2007 and approved by the Company's shareholder on June 26, 2007 (the "EFFECTIVE DATE").

1. PURPOSES OF THIS PLAN. The purpose of this Plan is to:

         (i) encourage ownership in the Company by key personnel whose long-term employment with or engagement by the Company or its Subsidiaries is considered essential to the Company's continued progress and, thereby, encourage recipients to act in the shareholders' interests and share in the Company's success;

         (ii) to encourage such Persons to remain in the employ of the Company or its Subsidiaries; and

         (iii) to provide incentives to Persons who are not employees of the Company to promote the success of the Company.

2. DEFINITIONS. For purposes of this Plan, in addition to terms defined elsewhere herein, the following capitalized terms have the following meanings.

         "ADMINISTRATOR" means the Board, the Committee or such delegates as are administering this Plan in accordance with Section 6.1.

         "ADMINISTRATOR VERIFICATION DATE" means the date that the Administrator verifies achievement of the Annual Cash Flow Target and Cumulative Cash Flow Target, as applicable. The Administrator Verification Date must occur within ten business days after the Administrator receives the Company's audited financial statements for the applicable calendar year.

         "AFFILIATE" means: (i) any Person which, directly or indirectly, is in control of, is controlled by or is under common control with the party for whom an affiliate is being determined; or (ii) any Person who is a director or officer (or comparable position) of any Person described in clause (i) above or of the party for whom an affiliate is being determined. For purposes hereof, control of a Person means the power, direct or indirect, to: (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person; or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise and either alone or in conjunction with others.

         "ANNUAL CASH FLOW" means, for any calendar year, an amount equal to the Consolidated Cash Flow for such calendar year and as appropriately adjusted by the Administrator in its reasonable discretion for any acquisitions and divestitures occurring after the Effective Date.

         "ANNUAL CASH FLOW TARGET" means numbers to be approved by the Board for calendar years 2007, 2008, 2009 and 2010; provided, however, that the Annual Cash Flow Target may be appropriately adjusted by the Administrator in its reasonable discretion for any acquisitions and divestitures included in the calculation of Annual Cash Flow.

         "ANNUAL PERFORMANCE VESTED OPTION" means an Option subject to the vesting schedule provided in Section 11.1.

         "APPLICABLE LAWS" means the requirements relating to the administration of stock option plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company's agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under this Plan, the laws of such foreign jurisdiction.

         "AWARD" means a Stock Award, Option or Stock Appreciation Right granted in accordance with the terms of this Plan.

         "AWARD AGREEMENT" means a Stock Award Agreement, Option Agreement or Stock Appreciation Right Agreement which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to, and must be consistent with, the terms and conditions of this Plan.

         "BOARD" means the board of directors of the Company.

         "CAUSE" means, in the absence of any employment agreement between a Participant and the Employer otherwise defining "cause": (i) fraud or embezzlement on the part of the Participant in the course of his employment or service; (ii) personal dishonesty or acts of gross negligence or gross misconduct which, in each case, is demonstrably and materially injurious to the Company or to any of its Affiliates; (iii) a Participant's intentional engagement in conduct that is materially injurious to the Company or to any of its Affiliates; (iv) a Participant's conviction by a court of competent jurisdiction of, or pleading guilty or no contest to a felony or any other criminal charge (other than minor traffic violations) which could reasonably be expected to have a material adverse impact on the reputation or business of the Company or any of its Affiliates; (v) public or consistent drunkenness by a Participant or his illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or any of its Affiliates or which impairs, or could reasonably be expected to impair, the performance of the Participant's duties to the Company or to any of its Affiliates; or (vi) willful failure by a Participant to follow the lawful directions of a superior officer or the Board, unless such failure did not occur in bad faith and is cured promptly after written notice of such failure is given to the Participant by such superior officer or the Board. In the event there is an employment agreement between a Participant and the Employer defining "cause", "CAUSE" has the meaning provided in such employment agreement as to such Participant.

         "CHANGE IN CONTROL" means any of the following, unless the Board provides otherwise:

                  (i) a transaction (or series of transactions occurring within a 60-day period or pursuant to a plan approved by the Board or by shareholders of the Company) occurs that has the result that shareholders of the Company immediately before such transaction cease to own directly or indirectly at least 51% of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

                  (ii) the sale or other disposition of all or substantially all of the assets of the Company (determined on a consolidated basis), but excluding any such sale or disposition after which: (a) the shareholders of the Company immediately prior to such transaction continue to own at least 51% of the voting stock of the entities that acquired 50% or more in value of the assets of the Company so sold or conveyed; and (b) the acquiring entity agrees to assume the obligations of the Company under this Plan;

                  (iii) the acquisition of beneficial ownership of a controlling interest in (including power to vote) the outstanding shares of Common Stock by any Person (including a "group" as defined by or under Section 13(d)(3) of the Exchange Act, but excluding any Person or group which consists of or is controlled by Paul A. Novelly or his Affiliates);

                  (iv) the occurrence of a merger, consolidation or other reorganization of the Company under the terms of which the surviving entity does not assume the obligations of the Company under this Plan;

                  (v) the dissolution or liquidation of the Company;

                  (vi) a contested election of Directors as a result of which or in connection with which the Persons who were Directors before such election or their nominees cease to constitute a majority of the Board; or

                  (vii) any other event specified by the Board, regardless of whether at the time an Award is granted or thereafter.

         "COMMITTEE" means: (i) a committee of Directors appointed by the Board to administer this Plan; or (ii) if no such committee is appointed, the compensation committee of the Board. Notwithstanding the provisions included in Section 6, for periods during which Section 16 of the Exchange Act is applicable to any Participant, each member of the Committee must be a Person who qualifies as a disinterested Person pursuant to the provisions of Rule 16b-3(c)(2)(i) promulgated under the Exchange Act.

         "COMMON STOCK" means the common stock of the Company.

         "CONSOLIDATED CASH FLOW" means, as to the applicable calendar, the Company's consolidated net income plus depreciation and plus amortization for such calendar year, as determined by reference to the Company's audited consolidated financial statements prepared in accordance with United States generally accepted accounting principles.

         "CONSULTANT" means any Person engaged by the Company or by any Subsidiary to render services to such entity as an advisor or consultant.

         "CUMULATIVE CASH FLOW" means, for any calendar year, the sum of the Annual Cash Flow for each calendar year prior to and including such calendar year, commencing with 2007.

         "CUMULATIVE CASH FLOW TARGET" means numbers to be approved by the Board for calendar years 2007, 2008, 2009 and 2010; provided, however, that the Cumulative Cash Flow Target may be appropriately adjusted by the Administrator in its reasonable discretion for any acquisitions and divestitures included in the calculation of Annual Cash Flow.

         "CUMULATIVE PERFORMANCE VESTED OPTION" means an Option subject to the vesting schedule provided in Section 11.2.

         "DIRECTOR" means a member of the Board.

         "DISABILITY" means, in the absence of any employment agreement between a Participant and the Employer otherwise defining such term, the permanent and total disability of a Person within the meaning of Code
Section 22(e)(3). In the event there is an employment agreement between a Participant and the Employer defining such term, "DISABILITY" has the meaning provided in such employment agreement as to such Participant.

         "EMPLOYEE" means a regular, active employee of the Company or of any Subsidiary, including an Officer or a Director. The chairman of the Board also qualifies as an "EMPLOYEE." Within the limitations of Applicable Law, the Administrator has the discretion to determine the effect upon an Award and upon an individual's status as an Employee in the case of: (i) any individual who is classified by the Company or its Subsidiary as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise; (ii) any leave of absence approved by the Company or a Subsidiary;
(iii) any transfer between locations of employment with the Company or a Subsidiary or between the Company and any Subsidiary or between any Subsidiaries; (iv) any change in the Participant's status from an employee to a Consultant or Director; and (v) at the request of the Company or a Subsidiary, an employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of a Subsidiary but in which the Company or a Subsidiary is a partner, joint venturer or shareholder, as applicable.

         "EMPLOYER" means the Company and any Subsidiary which employs the Participant or for whom the Participant performs services. For purposes of this Plan, with respect to any provision relating to a Participant's Termination of Employment, the transfer of such Participant's employment or service, as applicable, from one Employer to another Employer does not constitute a Termination of Employment with the first Employer and following such transfer the subsequent Employer is deemed the Employer for purposes of this Plan.

         "EXCHANGE ACT" means the United States Securities Exchange Act of 1934.

         "EXPIRATION DATE" means the date upon which the term of an Award expires hereunder; provided however that, for all Annual Performance Vested Options and Cumulative Performance Vested Options, the Expiration Date is subject to Section 11.

         "FAIR MARKET VALUE" as to a share of Common Stock means on any date:
(i) if the Common Stock is listed on a national securities exchange (including the Alternative Investment Market of the London Stock Exchange plc), the mean between the highest and lowest quoted sales prices for such Common Stock as of such date (or if no sales were reported on such date, the average on the last preceding day on which a sale was made); (ii) if the Common Stock is not listed on any national securities exchange but is listed on the NASDAQ National Market System, the average between the high bid price and low ask price reported on the date prior to such date or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; and (iii) if the Common Stock is not listed on any national securities exchange or on the NASDAQ National Market System, the amount determined by the Administrator in good faith to be the fair market value per share of Common Stock on a fully diluted basis (with the aid of an independent appraisal).

         "GOOD REASON" means, in the absence of any employment agreement between a Participant and the Employer otherwise defining such term: (i) the reduction of a Participant's base salary or bonus opportunity, other than an across the board reduction in base salary or bonus opportunity applicable to all middle and senior management of the Company; or (ii) the material breach by the Company of the provisions of this Plan or of any employment or similar agreement with the Participant. In the event there is an employment agreement between a Participant and the Employer defining good reason, "GOOD REASON" has the meaning provided in such employment agreement as to such Participant. For purposes of this Plan, no Termination of Employment by a Participant will be considered for Good Reason unless the Participant has provided the Company 30 days' written notice setting forth in reasonable specificity the event that constitutes Good Reason, within 60 days of the occurrence of such event, and during such 30-day notice period, the Company failed to cure the event or events in question.

         "GRANT DATE" means the date upon which an Award is granted to a Participant pursuant to this Plan.

         "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Code Section 422 and the Treasury Regulations promulgated thereunder.

         "NONQUALIFIED STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

         "OFFICER" means a Person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

         "OPTION" means a right granted under Section 10 to purchase a number of shares of Common Stock or Stock Units at such exercise price, at such times and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the "OPTION AGREEMENT"), and specifically includes Incentive Stock Options, Nonqualified Stock Options, Annual Performance Vested Options and Cumulative Performance Vested Options.

         "PARTICIPANT" means any Person to whom an Award has been granted under this Plan or to whom an Award has been assigned or transferred as permitted hereunder.

         "PERSON" means any natural person, corporation, limited partnership, general partnership, joint venture, association, company, trust, joint stock company, bank, trust company, land trust, vehicle trust, business trust, real estate investment trust, estate, limited liability company, limited liability partnership, limited liability limited partnership or other organization irrespective of whether it is a legal entity, and any governmental authority.

         "PRIME RATE" means the highest rate published from time to time as the "Prime Rate" in The Wall Street Journal.

         "PRO RATA FRACTION" means, with respect to any Qualifying Terminated Participant, a fraction the numerator of which equals the number of whole years elapsed from the later to occur of the Effective Date or the date such Qualifying Terminated Participant received a grant of Options hereunder through the date of such Qualifying Terminated Participant's Termination of Employment and the denominator of which equals four.

         "QUALIFYING PERFORMANCE CRITERIA" means any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Subsidiary or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Administrator in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders' equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin;
(xvi) return on operating revenue; (xvii) market share; (xviii) overhead or other expense reduction; (xix) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xx) strategic plan development and implementation; and (xxi) any other similar criteria. The Administrator may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; and (e) any extraordinary non-recurring items as described in Accounting

Principles Board Opinion No. 30 or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year.

         "QUALIFYING TERMINATED PARTICIPANT" mean a Participant: (i) whose employment with an Employer has been terminated by reason of such Participant's death, Disability, by the Employer without Cause or by the Participant with Good Reason; and (ii) who has been employed with the Employer, the Company or any other Affiliate of the Company for more than 24 months prior to the date of such Termination of Employment; and (iii) who became a Participant more than 12 months prior to the date of such Termination of Employment (it being understood that no Participant will be deemed to have been a Participant prior to the Effective Date).

         "REPURCHASE PRICE" means: (i) on or following a Participant's Termination of Employment other than by the Employer for Cause, an amount equal to the Fair Market Value of the shares of Common Stock on the date of repurchase; or (ii) on or following a Participant's Termination of Employment by the Employer for Cause, the lesser of: (a) the original purchase price paid for such shares of Common Stock; and (b) the Fair Market Value of the shares of Common Stock on the date of repurchase.

         "REPURCHASE RIGHT EXERCISE PERIOD" means, with respect to shares of Common Stock acquired upon the exercise of any Option or pursuant to a Stock Award or Stock Appreciation Right: (i) in the case of shares acquired prior to the date of a Participant's Termination of Employment, the period commencing on the date of such termination and ending on the seven-month anniversary of such termination; and (ii) in the case of shares acquired on or following the date of a Participant's Termination of Employment, the period commencing on the date of such acquisition and ending on the seven-month anniversary of the date of such acquisition; provided however that the Repurchase Price Exercise Period expires on the Repurchase Right Lapse Date.

         "REPURCHASE RIGHT LAPSE DATE" means the ten year anniversary of the Effective Date.

         "SECURITIES ACT" means the Securities Act of 1933.

         "STOCK" means shares of capital stock (including common and preferred stock) or other equity interests (regardless of how designated) of or in a corporation or comparable entity (including a partnership, joint venture or limited liability company), whether voting or nonvoting, or general or limited.

         "STOCK APPRECIATION RIGHT" means a right to receive the appreciation in value of shares of Common Stock over the price set in the Stock Appreciation Right Agreement.

         "STOCK AWARD" means an Award of shares of Common Stock or Stock Units made under Section 13, the grant, issuance, retention, vesting or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the "STOCK AWARD AGREEMENT").

         "STOCK UNIT" means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one share of Common Stock, payable in cash, property or shares of Common Stock. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

         "SUBSIDIARY" means any Person in an unbroken chain of companies beginning with the Company, provided each Person in the unbroken chain owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of Stock in one of the other Persons in such chain.

         "TERMINATION OF EMPLOYMENT" means ceasing to be an Employee, Consultant or Director. However, for Incentive Stock Option purposes, Termination of Employment will occur when the Participant ceases to be an employee (as determined in accordance with Code Section 3401(c) and the Treasury Regulations promulgated thereunder) of the Company or one of its Subsidiaries. The Administrator will determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, will result in a Termination of Employment.

         "TREASURY REGULATION" means those regulations promulgated by the U.S. Department of the Treasury pursuant to authority of the Code or any other revenue law of the United States of America.

3. TYPES OF AWARDS. This Plan is intended to permit the issuance of Options as well as Cash Awards, Stock Awards and Stock Appreciation Rights.

4. INTENT AS TO NONQUALIFIED STOCK OPTIONS. The Nonqualified Stock Options issued under this Plan are not intended to be considered "nonqualified deferred compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986 (the "CODE"). It is also intended that: (i) the receipt, transfer or exercise of the Nonqualified Stock Options will be subject to taxation pursuant to Code Section 83 and Treasury Regulation Section 1.83-7; and (ii) no Nonqualified Stock Option will include any feature for the deferral of compensation, other than the deferral of recognition of income until the later of exercise or disposition of the Nonqualified Stock Option under Treasury Regulation Section 1.83-7, or the time the Common Stock acquired pursuant to the exercise of the Nonqualified Stock Option first becomes substantially vested (within the meaning of Treasury Regulation
Section 1.83-3(b)).

5. STOCK SUBJECT TO THIS PLAN.

         5.1. AGGREGATE LIMITS. Subject to the provisions of Section 17.1, the aggregate number of shares of Common Stock subject to Awards granted under this Plan is 10% of the shares of Common Stock issued and outstanding from time to time. The shares of Common Stock subject to this Plan may be either shares of Common Stock reacquired by the Company, including shares of Common Stock purchased in the open market, or authorized but unissued shares of Common Stock.

         5.2. CODE SECTION 162(m) AND CODE SECTION 422 LIMITS. Subject to the provisions of Section 17.1, the aggregate number of shares of Common Stock that may be subject to all Incentive Stock Options granted under this Plan is 10% of the shares of Common Stock issued and outstanding from time to time. Notwithstanding anything to the contrary in this Plan, the limitations set forth in this Section 5.2 are subject to adjustment under Section 17.1 only to the extent that such adjustment will not affect the status of any Award intended to qualify as performance based compensation under Code Section 162(m) or the ability to grant or the qualification of Incentive Stock Options under this Plan.

         5.3. STOCK AWARD LIMITATION. Subject to the provisions of Section 17.1, the aggregate number of shares of Common Stock that may be granted subject to Stock Awards made under this Plan is 10% of the shares of Common Stock issued and outstanding from time to time.

         5.4. NO DISCOUNTED OPTIONS. No shares of Common Stock underlying Nonqualified Stock Options may have an exercise price of less than Fair Market Value on the Grant Date.

         5.5. SHARE COUNTING RULES. The Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as for example in the case of tandem or substitute Awards) and make adjustments if the number of shares of Common Stock actually delivered differs from the number of shares of Common Stock previously counted in connection with an Award. To the extent that an Award expires or is canceled, forfeited, settled in cash or otherwise terminated or concluded without a delivery to the Participant of the full number of shares of Common Stock to which the Award related, the undelivered shares of Common Stock will again be available for Awards. Shares of Common Stock issued in accordance with Section 14.4 in settlement of a Stock Appreciation Right count against authorized shares, but only to the extent of the shares of Common Stock issued, not to the extent of the number of underlying Stock Appreciation Rights. Shares of Common Stock withheld in payment of the exercise price or taxes relating to an Award and shares of Common Stock equal to the number surrendered in payment of any exercise price or taxes relating to an Award will be deemed to constitute shares of Common Stock not delivered to the Participant and will again be available for Awards under this Plan. Where shares of Common Stock are withheld or surrendered more than ten years after the date of the most recent shareholder approval of this Plan or any other transaction occurs that would result in shares of Common Stock becoming available under this Section 5.5, such shares will not become available if and to the extent that it would constitute a material revision of this Plan subject to shareholder approval under then applicable rules of the national securities exchange on which the Common Stock is listed or under then Applicable Law.

6. ADMINISTRATION OF THIS PLAN.

         6.1. PROCEDURE.

                  6.1.1 ADMINISTRATION. This Plan is administered by the Administrator.

                  6.1.2 CODE SECTION 162. To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as "performance-based compensation" within the meaning of Code Section 162(m), Awards to "covered employees" within the meaning of Code Section 162(m) or Employees that the Administrator determines may be "covered employees" in the future must be made by an Administrator comprised of two or more "outside directors" within the meaning of Code Section 162(m).

                  6.1.3 RULE 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act ("RULE 16b-3"), Awards to Officers and Directors must be made by the entire Board or by two or more "non-employee directors" within the meaning of Rule 16b-3.

                  6.1.4 OTHER ADMINISTRATION. The Administrator may appoint agents to assist it in administering this Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of this Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time. Notwithstanding the foregoing or any other provision of this Plan to the contrary, any Award granted under this Plan to any Person who is not an Employee must be expressly approved by the Committee or the Board.

                  6.1.5 CODE SECTION 409A. The Administrator must take into account compliance with, and use commercially reasonable efforts to comply with, Code Section 409A in connection with any grant of an Award under this Plan to the extent applicable, and all other acts or omissions taken or not taken in connection with this Plan. In the event that the intent set forth above in Section 4 is frustrated for whatever reason, the Administrator will act in good faith to achieve such intent to the extent reasonably practicable, and take reasonable actions to alleviate the application, or any financial adverse effect on the Participants, of Code Section 409A to the Awards granted under or subject to this Plan and the exercise of those Awards. Notwithstanding anything contained herein to the contrary, if at the time of a Participant's Termination of Employment, the Participant is a "specified employee" as defined in Code Section 409A and the Treasury Regulations and guidance thereunder in effect at the time of such termination and any of the payments or benefits provided hereunder may constitute "deferred compensation" under Code Section 409A, then, and only to the extent required by such provisions, the date of such payments or benefits otherwise provided will be delayed for a period of up to six months following the date of Termination of Employment. Notwithstanding anything to the contrary in this Plan, any amendment to this Plan adopted for the purpose of preventing the application of Code Section 409A or complying with Code Section 409A may be retroactive to the extent permitted by
Section 409A and may be made by the Company without the consent of the Participants.

         6.2. POWERS OF THE ADMINISTRATOR. Subject to the provisions of this Plan, the Administrator has the authority, in its discretion:

                  (i) to select the Employees, Consultants or Directors to whom Awards are to be granted hereunder;

                  (ii) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

                  (iii) to determine the type of Award to be granted to the selected Participants;

                  (iv) to approve forms of Award Agreements for use under this Plan;

                  (v) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder; such terms and conditions include the exercise or purchase price, the time or times when an Award may be exercised (which may or may not be based on Qualifying Performance Criteria), the vesting schedule, any vesting or exercisability acceleration or waiver of forfeiture restrictions, acceptable forms of consideration, term and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, determines and may be established at the time an Award is granted or thereafter;

                  (vi) to correct administrative errors;

                  (vii) to construe and interpret the terms of this Plan and Awards granted pursuant to this Plan;

                  (viii) to adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures; without limiting the generality of the foregoing, the Administrator is specifically authorized to: (a) adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements; and (b) adopt sub-plans and Plan addenda as the Administrator deems desirable to accommodate foreign laws, regulations and practice;

                  (ix) to prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to sub-plans and Plan addenda;

                  (x) to modify or amend each Award, including the acceleration of vesting or exercisability, provided, however, that any such amendment is subject to Section 18 and may not impair any outstanding Award unless agreed to in writing by the Participant;

                  (xi) to allow Participants to satisfy withholding tax amounts by electing to have the Company withhold from the shares of Common Stock to be issued upon exercise of a Nonqualified Stock Option or vesting of a Stock Award that number of shares of Common Stock having a Fair Market Value equal to the amount required to be withheld; the Fair Market Value of the shares of Common Stock to be withheld is to be determined on such date that the Administrator determines or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined; all elections by a Participant to have shares of Common Stock withheld for this purpose are to be made in such form and under such conditions as the Administrator provides;

                  (xii) to authorize conversion or substitution under this Plan of any or all stock options, stock appreciation rights or other stock awards held by employees or service providers of an entity acquired by the Company (the "CONVERSION AWARDS"); any conversion or substitution is effective as of the close of the merger or acquisition; the Conversion Awards may be Nonqualified Stock Options or Incentive Stock Options as determined by the Administrator with respect to options granted by the acquired entity; provided, however, that with respect to the conversion of stock appreciation rights in the acquired entity, the Conversion Awards will be Nonqualified Stock Options; unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards have the same terms and conditions as Awards generally granted by the Company under this Plan;

                  (xiii) to authorize any Person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

                  (xiv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of or under an Award, including: (a) restrictions under an insider trading policy; and (b) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

                  (xv) to provide, either at the time an Award is granted or by subsequent action, that an Award contains as a term thereof a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of shares of Common Stock, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and

                  (xvi) to make all other determinations deemed necessary or advisable for administering this Plan and any Award granted hereunder.

         6.3. EFFECT OF THE ADMINISTRATOR'S DECISION. All decisions, determinations and interpretations by the Administrator regarding this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, are final and binding on all Participants. The Administrator may consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including the recommendations or advice of any Officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

7. ELIGIBILITY. Awards may be granted only to Employees, Consultants or Directors.

8. TERM OF THIS PLAN. This Plan became effective upon the Effective Date and continues in effect for a term of ten years thereafter unless amended and extended by the Company or unless terminated earlier under Section 18.

9. TERM OF AN AWARD. The term of each Award will be determined by the Administrator and stated in the Award Agreement. In the case of an Option, the Expiration Date will be ten years from the Grant Date or such shorter term as may be provided in the Award Agreement; provided that the term may be ten and one-half years in the case of Options granted to Employees in certain jurisdictions outside the United States as determined by the Administrator.

10. OPTIONS IN GENERAL. The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including the achievement of performance goals and the satisfaction of an event or condition within the control of the Participant or within the control of others.

         10.1. OPTION AGREEMENT. Each Option Agreement must contain provisions regarding: (i) the number of shares of Common Stock that may be issued upon exercise of the Option; (ii) the type of Option; (iii) the exercise price of the shares and the means of payment for the shares; (iv) the Expiration Date of the Option; (v) such terms and conditions on the vesting or exercisability of an Option as may be determined from time to time by the Administrator; (vi) restrictions on the transfer of the Option and forfeiture provisions; and
(vii) such further terms and conditions as may be determined from time to time by the Administrator; in each case not inconsistent with this Plan.

         10.2. EXERCISE PRICE. The per share exercise price for the shares of Common Stock to be issued pursuant to the exercise of an Option is to be determined by the Administrator, subject to the terms hereof.

                  10.2.1 INCENTIVE STOCK OPTIONS. In the case of an Incentive Stock Option, the per share exercise price may not be less than 100% of the Fair Market Value per share on the Grant Date.

                  10.2.2 NONQUALIFIED STOCK OPTIONS. In the case of a Nonqualified Stock Option, the per share exercise price may not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date.

                  10.2.3 CONVERSION AWARDS. At the Administrator's discretion, Conversion Awards may be granted in substitution or conversion of options of an acquired entity, with a per share exercise price of less than 100% of the Fair Market Value per share of Common Stock on the date of such substitution or conversion.

         10.3. NO OPTION REPRICINGS. Other than in connection with a change in the Company's capitalization (as described in Section 17.1), the exercise price of an Option may not be reduced.

         10.4. VESTING PERIOD AND EXERCISE DATES. Options granted under this Plan vest or are exercisable at such time and in such installments during the period prior to the Option's Expiration Date as determined by the Administrator consistent with the terms hereof; provided, however, that Options designated as Annual Performance Vested Options or Cumulative Performance Vested Options in an Option Agreement vest as set forth below. Consistent with the terms hereof, the Administrator has the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued employment, the passage of time or such performance requirements as may deemed appropriate by the Administrator. At any time after the grant of an Option, consistent with the terms hereof the Administrator may reduce or eliminate any restrictions surrounding any Participant's right to exercise all or part of the Option. Unless otherwise specifically determined by the Administrator or otherwise set forth herein, the vesting of an Option occurs only while the Participant is employed or rendering services to the Employer, and all vesting ceases upon a Participant's Termination of Employment for any reason.

         10.5. EXERCISE OF OPTION. Any Option granted is exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement. Unless the Administrator or this Plan provides otherwise: (i) no Option may be exercised during any leave of absence other than an approved personal or medical leave with an employment guarantee upon return, and (ii) an Option continues to vest during any authorized leave of absence and such Option may be exercised to the extent vested and exercisable upon the Participant's return to active employment status. An Option will be deemed exercised when the Company receives:

(a) written or electronic notice of exercise (in accordance with the Award Agreement) from the Person entitled to exercise the Option; (b) full payment for the shares of Common Stock with respect to which the related Option is exercised; and (c) with respect to Nonqualified Stock Options, payment of all applicable withholding taxes. Shares of Common Stock issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his spouse. Unless provided otherwise by the Administrator or pursuant to this Plan, until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder exist with respect to the shares of Common Stock subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such shares of Common Stock as administratively practicable after the Option is exercised. Except as otherwise set forth herein, an Option may not be exercised for a fraction of a share. As a condition to the exercise of an Option, the Company may require the Person exercising the Option to represent and warrant at the time of exercise that the shares are being purchased only for investment and without any present intention to sell or distribute the acquired shares if, in the opinion of counsel to the Company, such a representation is required by the provisions of the Securities Act or other Applicable Law.

         10.6. FORM OF CONSIDERATION. Consistent with the terms hereof, the Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration include: (i) cash; (ii) check or wire transfer (denominated in U.S. Dollars); (iii) subject to any conditions or limitations established by the Administrator, other shares of Common Stock which (a) in the case of shares of Common Stock, have been owned by the Participant for more than six months on the date of surrender and (b) have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the shares as to which such Option has been exercised; (iv) such other consideration and method of payment for the issuance of shares to the extent permitted by Applicable Law; or (v) any combination of the foregoing methods of payment. Anything herein to the contrary notwithstanding, the Company may not directly or indirectly extend or maintain credit, or arrange for the extension of credit, in the form of a personal loan to or for any Director or executive Officer through this Plan in violation of Section 402 of the Sarbanes-Oxley Act of 2002 ("SECTION 402 OF SOX") and to the extent that any form of payment would, in the opinion of the Company's counsel, result in a violation of Section 402 of SOX, such form of payment is not available.

         10.7. TRANSFERABILITY OF OPTIONS. An Option is not transferable except by will or by the laws of descent and distribution and is exercisable during the lifetime of the Participant only by the Participant.
Notwithstanding the foregoing, Options are transferable to the extent provided in the Option Agreement or otherwise permitted hereunder.

         10.8. EFFECT OF TERMINATION OF EMPLOYMENT.

                  10.8.1 GENERALLY. Unless otherwise provided for by the Administrator, upon a Participant's Termination of Employment other than as a result of circumstances otherwise described in this Section 10.8: (i) all vesting with respect to the Options ceases; (ii) subject to Section 10.8.7 in the case of a Qualifying Terminated Participant, any unvested Options expire as of the date of such termination; and (iii) subject to Section 10.8.7 in the case of a Qualifying Terminated Participant, any vested Options remain exercisable until the earlier of the Expiration Date or the date that is 90 days after the date of such Termination of Employment.

                  10.8.2 FOR CAUSE. If prior to the Expiration Date, a Participant's employment or service, as applicable, with the Employer is terminated by the Employer for Cause, all Options (whether or not vested) immediately expire as of the date of such Termination of Employment.

                  10.8.3 DISABILITY OR RETIREMENT OF PARTICIPANT. If prior to the Expiration Date, a Participant's employment or service, as applicable, with the Employer terminates by reason of such Participant's death or Disability, unless otherwise provided for by the Administrator: (i) all vesting with respect to the Options ceases; (ii) subject to Section 10.8.7 in the case of a Qualifying Terminated Participant, any unvested Options expire as of the date of such termination; and (iii) subject to Section 10.8.7 in the case of a Qualifying Terminated Participant, any vested Options expire on the earlier of the Expiration Date or the date that is 12 months after the date of such termination due to death or Disability of the Participant.

                  10.8.4 VOLUNTARY SEVERANCE INCENTIVE PROGRAM. Upon a Participant's Termination of Employment as a result of participation in a voluntary severance incentive program specifically declared by the Company and approved by the Board, unless provided otherwise pursuant to the terms of such voluntary severance incentive program, all outstanding Options granted to such Participant immediately become fully vested and exercisable and the Participant may exercise such Option until the earlier of three months following the Participant's Termination of Employment (or such other period of time as provided for by the Administrator), or the Expiration Date of such Option. If, after Participant's Termination of Employment, the Participant does not exercise his Option within the time specified, the Option (to the extent not exercised) automatically terminates.

                  10.8.5 DIVESTITURE. If a Participant will cease to be an Employee, Consultant or Director because of a divestiture by the Company, prior to such Termination of Employment, the Administrator may, in its sole discretion, make some or all of the outstanding Options granted to the Participant become fully vested and exercisable and provide that such Options remain exercisable for a period of time to be determined by the Administrator but not later than the 15th day of the third month following the date at which the Option would have otherwise expired. The determination of whether a divestiture will occur will be made by the Administrator in its sole discretion. If, after the close of the divestiture, the Participant does not exercise the Option within the time specified therein, such Option (to the extent not exercised) automatically terminates.

                  10.8.6 WORK FORCE RESTRUCTURING OR SIMILAR PROGRAM. If a Participant will cease to be an Employee or Consultant because of a work force restructuring or similar program, prior to such Termination of Employment, the Administrator may, in its sole discretion, make some or all of the outstanding Options granted to the Participant become fully vested and exercisable and provide that such Options remain exercisable for a period of time to be determined by the Administrator but not later than the 15th day of the third month following the date at which the Option would have otherwise expired. The determination of whether a work force restructuring will occur will be made by the Administrator in its sole discretion. If, after Participant's Termination of Employment, the Participant does not exercise his Option within the time specified therein, such Option (to the extent not exercised) automatically terminates.

                  10.8.7 QUALIFYING TERMINATED PARTICIPANT. If a Participant is a Qualifying Terminated Participant, such Participant's unvested Cumulative Performance Vested Options remain outstanding until the earlier of the Expiration Date or the date that is 12 months after the date of such Termination of Employment. To the extent that the Cumulative Performance Vested Options would have vested pursuant to Section 11.2 within such 12-month period (had no such Termination of Employment occurred), such Qualifying Terminated Participant vests in a number of Cumulative Performance Vested Options equal to the number of Cumulative Performance Options that would have vested pursuant to Section 11.2 (had no such Termination of Employment occurred) multiplied by the Pro Rata Fraction. Cumulative Performance Vested Options that vest in accordance with the prior sentence remain exercisable until the earlier of the Expiration Date or the date that is 90 days after Administrator Verification Date for fiscal year 2010 in the case of vesting as a result of Section 11.2. All unvested Cumulative Vested Performance

Options that do not otherwise vest in accordance with this Section 10.8.7 expire on the 12-month anniversary of such Qualifying Terminated Participant's Termination of Employment.

11. PERFORMANCE VESTED OPTIONS. The following vesting provisions apply to all Options designated as Annual Performance Vested Options or Cumulative Performance Vested Options in a Participant's Option Agreement.

         11.1. ANNUAL PERFORMANCE VESTED OPTIONS. For each calendar year of the Company beginning with calendar year 2007 and ending with calendar year 2010, provided that the Company has achieved an Annual Cash Flow equal to, or in excess of, the Annual Cash Flow Target for such calendar year, 25% of the Annual Performance Vested Options granted to a Participant vest and become exercisable as of the Administrator Verification Date for such calendar year. If Annual Cash Flow for a calendar year is less than the Annual Cash Flow Target for such calendar year (a "MISSED YEAR"), but in any subsequent fiscal year, the Cumulative Cash Flow for such subsequent calendar year is equal to, or in excess of, the Cumulative Cash Flow Target for such subsequent calendar year, all Annual Performance Vested Options in respect of each prior Missed Year vest and become exercisable as of the Administrator Verification Date for such subsequent calendar year.

         11.2. CUMULATIVE PERFORMANCE VESTED OPTIONS. A Participant's Cumulative Performance Vested Options vest and become exercisable on the Administrator Verification Date for calendar year 2010 based upon the level of achievement of Cumulative Cash Flow Target such that for each whole percentage that the Cumulative Cash Flow for calendar year 2010 is in excess of 90% of the Cumulative Cash Flow Target for calendar year 2010, 10% of such Cumulative Performance Vested Options vests and becomes exercisable (e.g., at 95% target achievement, 50% of the Cumulative Performance Vested Options will vest).

         11.3. EXPIRATION OF UNVESTED OPTIONS. Subject to Section 10.8.7, Annual Performance Vested Options and Cumulative Performance Vested Options which have not vested on or prior to the Administrator Verification Date for calendar year 2010 expire as of such date and are of no further force or effect.

12. INCENTIVE STOCK OPTION LIMITATIONS/TERMS.

         12.1. ELIGIBILITY. Only employees (as determined in accordance with Code Section 3401(c) and the Treasury Regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.

         12.2. $100,000 LIMITATION. Notwithstanding the designation "Incentive Stock Option" in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds $100,000, such Options will be treated as Nonqualified Stock Options. For purposes of this Section 12.2, Incentive Stock Options are to be taken into account in the order in which they were granted. The Fair Market Value of the shares of Common Stock is determined as of the Grant Date.

         12.3. LEAVE OF ABSENCE. For purposes of Incentive Stock Options, no leave of absence may exceed 90 days unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary is not so guaranteed, a Participant's employment with the Company will be deemed terminated on the 91st day of such leave for Incentive Stock Option purposes and any Incentive Stock Option granted to the Participant ceases to be treated as an Incentive Stock Option and terminates upon the expiration of the three-month period following the date the employment relationship is deemed terminated.

         12.4. TRANSFERABILITY. The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Participant otherwise than by will or the laws of descent and distribution and, during the lifetime of such Participant, may not be exercisable by any other Person. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonqualified Stock Option.

         12.5. EXERCISE PRICE. The per share exercise price of an Incentive Stock Option will be determined by the Administrator in accordance with
Section 10.2.1.

         12.6. OTHER TERMS. Option Agreements evidencing Incentive Stock Options will contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Code Section 422.

13. STOCK AWARDS.

         13.1. STOCK AWARD AGREEMENT. Each Stock Award Agreement will contain provisions regarding: (i) the number of shares of Common Stock subject to such Stock Award or a formula for determining such number of shares; (ii) the purchase price of the shares of Common Stock, if any, and the means of payment for the shares; (iii) the performance criteria, if any, and the level of achievement versus these criteria that determines the number of shares of Common Stock granted, issued, retainable or vested; (iv) such terms and conditions on the grant, issuance, vesting or forfeiture of the shares of Common Stock as may be determined from time to time by the Administrator; (v) restrictions on the transferability of the Stock Award; and (vi) such further terms and conditions as may be determined from time to time by the Administrator; in each case not inconsistent with this Plan.

         13.2. RESTRICTIONS AND PERFORMANCE CRITERIA. The grant, issuance, retention or vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator determines, which criteria may be based on Qualifying Performance Criteria, personal performance evaluations or completion of service by the Participant. Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for "performance-based compensation" under Code Section 162(m) will be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than 90 days after the commencement of the period of service to which the performance goals relate, provided that the outcome is substantially uncertain at that time.

         13.3. FORFEITURE. Unless otherwise provided for by the Administrator, upon the Participant's Termination of Employment (other than as provided below in Sections 13.4, 13.5 and 13.6), the unvested portions of the Stock Award and the shares of Common Stock subject thereto are forfeited.

         13.4. DISABILITY OR RETIREMENT OF PARTICIPANT. Unless otherwise provided for by the Administrator, if a Participant's Termination of Employment is due to the Participant's Disability or retirement due to age in accordance with the Company's policies, all outstanding Stock Awards granted to such Participant will continue to vest, provided the following conditions are met.

                  13.4.1 NO SERVICES. The Participant may not render services for any Person or engage directly or indirectly in any business which, in the opinion of the Administrator, competes with, or is in conflict with the interest of, the Company. The Participant is free, however, to purchase as an investment or otherwise Stock or other securities of such Persons as long as they are public reporting companies listed upon a recognized securities exchange or traded over-the-counter, and as long as such investment does not represent a greater than 2% interest in the particular Person. For the purposes of this Section, a Person which is engaged in the business of producing, leasing or selling products or providing services of the type now or at any time hereafter made or provided by the Company or any of its Subsidiaries will be deemed to compete with the Company.

                  13.4.2 NO USE OF CONFIDENTIAL INFORMATION. The Participant may not, without prior written authorization from the Company, use in other than the business of the Company or any of its Subsidiaries, any confidential information or material relating to the business of the Company or its Subsidiaries, either during or after employment with the Company or any of its Subsidiaries.

                  13.4.3 INVENTIONS, ETC. The Participant must disclose promptly and assign to the Company or one of its Subsidiaries, as appropriate, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Employer relating in any manner to the actual or anticipated business, research or development work of the Company or any of its Subsidiaries and must do anything reasonably necessary to enable the Company or one of its Subsidiaries, as appropriate, to secure a patent where appropriate in the United States and in foreign countries.

         13.5. DEATH OF PARTICIPANT. Unless otherwise provided for by the Administrator in the Stock Award Agreement, if a Participant's Termination of Employment is due to his death, a portion of each outstanding Stock Award granted to such Participant immediately vests and all forfeiture provisions and repurchase rights lapse as to a prorated number of shares of Common Stock determined by dividing the number of whole months since the Grant Date by the number of whole months between the Grant Date and the date that the Stock Award would have fully vested (as provided for in the Stock Award Agreement). The vested portion of the Stock Award will be delivered to the beneficiary designated by the Participant, the executor or administrator of the Participant's estate or, if none, by the Persons entitled to receive the vested Stock Award under the Participant's will or the laws of descent or distribution.

         13.6. VOLUNTARY SEVERANCE INCENTIVE PROGRAM. Upon a Participant's Termination of Employment as a result of participation in a voluntary severance incentive program specifically declared by the Company and approved by the Board, then unless provided otherwise pursuant to the terms of such voluntary severance incentive program, a portion of each outstanding Stock Award granted to such Participant immediately vests and all forfeiture provisions and repurchase rights lapse as to a prorated number of shares of Common Stock determined by dividing the number of whole months since the Grant Date by the number of whole months between the Grant Date and the date that the Stock Award would have fully vested (as provided for in the Stock Award Agreement).

         13.7. DIVESTITURE. If a Participant will cease to be an Employee, Consultant or Director because of a divestiture by the Company, prior to such Termination of Employment, the Administrator may, in its sole discretion, accelerate the vesting of a portion of any outstanding Stock Award granted to such Participant and provide that all forfeiture provisions and repurchase rights lapse as to a prorated number of shares of Common Stock determined by dividing the number of whole months since the Grant Date by the number of whole months between the Grant Date and the date that the Stock Award would have fully vested (as provided for in the Stock Award Agreement). The determination of whether a divestiture will occur will be made by the Administrator in its sole discretion.

         13.8. WORK FORCE RESTRUCTURING OR SIMILAR PROGRAM. If a Participant will cease to be an Employee or Consultant because of a work force restructuring by the Company, prior to such Termination of Employment, the Administrator may, in its sole discretion, accelerate the vesting of a portion of any outstanding Stock Award granted to such Participant and provide that all forfeiture provisions and repurchase rights lapse as to a prorated number of shares of Common Stock determined by dividing the number of whole months since the Grant Date by the number of whole months between the Grant Date and the date that the Stock Award would have fully vested (as provided for in the Stock Award

Agreement). The determination of whether a work force restructuring will occur will be made by the Administrator in its sole discretion.

14. STOCK APPRECIATION RIGHTS. The Administrator may grant Stock Appreciation Rights either alone or in conjunction with other Awards as specified in the Stock Appreciation Right Agreement evidencing the Award. Each Award of Stock Appreciation Rights granted under this Plan will be evidenced by an instrument in such form as the Administrator prescribes from time to time in accordance with this Plan (the "STOCK APPRECIATION RIGHT AGREEMENT") and will comply with the following terms and conditions and with such other terms and conditions, including restrictions upon the Award of Stock Appreciation Rights or the shares of Common Stock issuable upon exercise thereof, as the Administrator in its discretion establishes. All grants of Stock Appreciation Rights must be made at the Fair Market Value per share on the Grant Date.

         14.1. NUMBER OF SHARES. The Administrator will determine the number of shares of Common Stock to be subject to each Award of Stock Appreciation Rights. The number of such shares subject to an outstanding Award of Stock Appreciation Rights may be reduced on a share-for-share or other appropriate basis as determined by the Administrator to the extent that shares under such Award of Stock Appreciation Rights are used to calculate the cash, shares of Common Stock, other securities or property or other forms of payment, or any combination thereof, received pursuant to exercise of an Option attached to such Award of Stock Appreciation Rights, or to the extent that any other Award granted in conjunction with such Award of Stock Appreciation Rights is paid.

         14.2. EXERCISABILITY. The Award of Stock Appreciation Rights will not be exercisable for at least six months after the date of grant except as may otherwise be provided in the Stock Appreciation Right Agreement in the event of death, Disability, retirement or voluntary Termination of Employment of the Participant.

         14.3. RESTRICTIONS ON EXERCISE. The Award of Stock Appreciation Rights will not be exercisable:

                  (i) unless the Option or other Award to which the Award of Stock Appreciation Rights is attached (if any) is at the time exercisable; and

                  (ii) unless the Person exercising the Award of Stock Appreciation Rights has been at all times during the period beginning with the date of the grant thereof and ending on the date of such exercise, employed by or otherwise performing services for the Employer, except that:

                           (a) in the case of any Award of Stock Appreciation
Rights (other than those attached to an Incentive Stock Option), if such Person ceases to be employed by or otherwise performing services for the Employer solely by reason of a period of employment with another firm or company at the Company's request or with which the Company is affiliated or related, the Participant may, during such period of related employment, exercise the Award of Stock Appreciation Rights as if the Participant continued direct employment with or performance of services for the Employer; or

                           (b) the Administrator will establish, in its
discretion, the extent to which a Person may continue to exercise an Award of Stock Appreciation Rights which has not expired and has not been fully exercised in the event the Participant terminates employment or the performance of services by reason of death, Disability, retirement or voluntary Termination of Employment of the Participant; provided that, in the event of death, the Administrator may provide the Participant's executors, heirs or distributors a minimum period to exercise an Award of Stock Appreciation Rights with respect to any shares of Common Stock as to which the decedent could have exercised the Award of Stock Appreciation Rights, or such greater amount as the Administrator may determine, which period may extend beyond the original Expiration Date of the underlying Option to a date no later than the 15th day of the 3rd month following such date.

         14.4. SETTLEMENT. An Award of Stock Appreciation Rights entitles the holder (or any Person entitled to act under the provisions of this Plan) to exercise such Award or to surrender unexercised the Option (or other Award) to which the Stock Appreciation Right is attached (or any portion of such Option or other Award) to the Company and to receive from the Company in exchange therefore, without payment to the Company, that number of shares of Common Stock having an aggregate value equal to (or, in the discretion of the Administrator, less than) the excess of the Fair Market Value of one share at the time of such exercise, over the exercise price (or Option issuance price, as the case may be) per share, times the number of shares subject to the Award or portion thereof, which is so exercised or surrendered, as the case may be. The Administrator is entitled in its discretion to elect to settle the obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash or other securities or property, or other forms of payment, or any combination thereof, as determined by the Administrator, equal to the aggregate value of the shares of Common Stock it would otherwise be obligated to deliver. Any such election by the Administrator will be made as soon as practicable after the receipt by the Administrator of written notice of the exercise of the Stock Appreciation Right. The value of a share of Common Stock, other securities or property, or other forms of payment determined by the Administrator for this purpose, is the fair market value thereof on the last business day next preceding the date of the election to exercise the Stock Appreciation Right.

         14.5. DEEMED EXERCISE. A Stock Appreciation Right may provide that it will be deemed to have been exercised at the close of business on the business day preceding the expiration date of the Stock Appreciation Right or, if applicable, of the related Option (or other Award), or such other date as specified by the Administrator, if at such time such Stock Appreciation Right has a positive value. Such deemed exercise will be settled or paid in the same manner as a regular exercise thereof as provided in Section 14.4.

         14.6. FRACTIONAL SHARES. No fractional shares may be delivered under this Section 14 but, in lieu thereof, a cash or other adjustment may be made as determined by the Administrator in its discretion.

15. OTHER PROVISIONS APPLICABLE TO AWARDS.

         15.1. NON-TRANSFERABILITY OF AWARDS. Unless determined otherwise by the Administrator or as otherwise provided herein, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution. Except as otherwise set forth herein, the Administrator may make an Award transferable to a Participant's family member or any other Person. If the Administrator makes an Award transferable as provided herein, either at the time of grant or thereafter, such Award may contain such additional terms and conditions as the Administrator deems appropriate, and any transferee will be deemed to be bound by such terms upon acceptance of such transfer.

         15.2. CERTIFICATION. Prior to the payment of any compensation under an Award intended to qualify as "performance-based compensation" under Code
Section 162(m), the Administrator will certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

         15.3. DISCRETIONARY ADJUSTMENTS PURSUANT TO CODE SECTION 162(m). Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to "covered employees" within the meaning of Code Section 162(m), the number of shares of Common Stock, Options or other benefits granted, issued, retainable or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion determines.

16. REPURCHASE RIGHTS UPON TERMINATION OF EMPLOYMENT.

         16.1. COMPANY'S REPURCHASE RIGHTS. If, prior to the Repurchase Right Lapse Date, a Participant's employment or service with the Employer terminates for any reason, then, at any time prior to the expiration of the Repurchase Right Exercise Period, the Company has the right to repurchase the shares of Common Stock received pursuant to Awards granted hereunder at a per share price equal to the Repurchase Price (the "REPURCHASE RIGHT").

         16.2. EXERCISE OF REPURCHASE RIGHTS. Repurchase Rights are exercisable upon written notice to the Participant indicating the number of shares of Common Stock to be repurchased and the date on which the repurchase is to be effected, such date to be not more than 30 days after the date of such notice. The certificates representing the shares of Common Stock to be repurchased are to be delivered to the Company prior to the close of business on the date specified for the repurchase.

         16.3. PAYMENT OF REPURCHASE PRICE. Except in the case of the exercise of a Repurchase Right by the Company following a Participant's Termination of Employment by the Employer for Cause or by such Participant without Good Reason, the aggregate Repurchase Price must be paid in a lump sum at the time of repurchase. If the Company exercises the Repurchase Right following a Participant's Termination of Employment by the Employer for Cause or by such Participant without Good Reason, the Company may issue a promissory note equal to the aggregate Repurchase Price in lieu of a cash payment. Such promissory note must: (i) have a maturity date that does not exceed three years from the date of such repurchase; (ii) bear simple interest of not less than the Prime Rate in effect on the date of such repurchase; and (iii) be payable as to interest in equal monthly installments during the term of the note and as to principal on the maturity date.

17. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET
    SALE.

         17.1. CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the price per share subject to each such outstanding Award and the share limitations set forth in Section 5 will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company will not be deemed to have been "effected without receipt of consideration." Such adjustment will be made by the Administrator, whose determination in that respect is final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of Stock of any class, or securities convertible into shares of Stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of shares of Common Stock subject to an Award.

         17.2. DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Award to be fully vested and exercisable until ten days prior to such transaction. In addition, the Administrator may provide that any restrictions on any Award will lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award terminates immediately prior to the consummation of such proposed transaction.

         17.3. CHANGE IN CONTROL. In the event there is a Change in Control of the Company, as determined by the Board, the Board may, in its discretion: (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of Awards and terminate any restrictions on Cash Awards or Stock Awards; and (iii) provide for the cancellation of Awards for a cash payment to the Participant.

18. AMENDMENT AND TERMINATION OF THIS PLAN.

         18.1. AMENDMENT AND TERMINATION. The Administrator may amend or terminate this Plan or any Award Agreement, but any such amendment is subject to approval of the shareholders of the Company in the manner and only to the extent required by Applicable Law. In addition, unless approved by the shareholders of the Company, no such amendment may be made that would: (i) materially increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan, other than an increase pursuant to
Section 17.1; (ii) reduce the minimum exercise price for Options granted under this Plan; or (iii) change the class of Persons eligible to receive Awards under this Plan.

         18.2. EFFECT OF AMENDMENT OR TERMINATION. No amendment or termination of this Plan impairs the rights of any Award unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of this Plan does not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under this Plan prior to the date of such termination.

         18.3. EFFECT OF THIS PLAN ON OTHER ARRANGEMENTS. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval may be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

19. ARBITRATION. Notice of demand for arbitration under this Plan must be made in writing to the Administrator within 30 days after the applicable decision by the Administrator. The arbitrator will be selected from amongst those members of the Board who are neither Administrators nor Employees. If there are no such members of the Board, the arbitrator will be selected by the Board. Such arbitrator must be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration will not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator will be resolved by the arbitrator whose decision is final and conclusive. The arbitration will be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. The decision of the arbitrator on the issues presented for arbitration is final and conclusive and may be enforced in any court of competent jurisdiction.

20. CAPTIONS. Captions contained in this Plan have been inserted herein only as a matter of convenience and in no way define, limit, extend or describe the scope of this Plan or the intent of any provision hereof.

21. CONSTRUCTION. Unless the context of this Plan clearly requires otherwise:
(i) references to the plural include the singular and vice versa; (ii) references to any Person include such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Plan;
(iii) references to one gender include all genders; (iv) "including" is not limiting; (v) "or" has the inclusive meaning represented by the phrase "or";
(vi) the words "hereof", "herein", "hereby", "hereunder" and similar terms in this Plan refer to this Plan as a whole and not to any particular provision of this Plan; (vii) section references are to this Plan unless otherwise specified; (viii) reference to any agreement (including this Plan), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (ix) specific or general references to any Applicable Law mean such Applicable Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Incentive Stock Options issued under this Plan are intended to qualify as incentive stock options described in Code Section 422. All provisions of this Plan with respect to Incentive Stock Options are to be construed in conformity with this intention.

22. DESIGNATION OF BENEFICIARY. A Participant may file a written designation of a beneficiary who is to receive the Participant's rights pursuant to a Participant's Award or the Participant may include his Awards in an omnibus beneficiary designation for all benefits under this Plan. To the extent that a Participant has completed a designation of beneficiary while employed with an Employer, such beneficiary designation remains in effect with respect to any Award hereunder until changed by the Participant to the extent enforceable under Applicable Law. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such Participant's death, the Company will allow the executor or administrator of the estate of the Participant to exercise the Award or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Participant to exercise the Award to the extent permissible under Applicable Law.

23. DETERMINATIONS. All questions arising under this Plan or under any Award are to be decided by the Administrator in its total and absolute discretion. In the event the Participant believes that a decision by the Administrator with respect to such Person was arbitrary or capricious, the Participant may request arbitration with respect to such decision in accordance with Section
19. The review by the arbitrator will be limited to determining whether the Administrator's decision was arbitrary or capricious. This arbitration is the sole and exclusive review permitted of the Administrator's decision, and the Participant will as a condition to the receipt of an Award be deemed to explicitly waive any right to judicial review.

24. GOVERNING LAW. This Plan and the rights and obligations of the parties hereunder are to be governed by and construed and interpreted in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within Delaware, without regard to choice or conflict of laws rules.

25. INABILITY TO OBTAIN AUTHORITY. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company is relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority has not been obtained.

26. INVALIDITY. In the event that any provision of this Plan or any Award granted under this Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision will be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of this Plan or Award will not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

27. LEGAL COMPLIANCE. Shares of Common Stock will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such shares comply with all Applicable Laws and is subject to the approval of counsel for the Company with respect to such compliance. Notwithstanding any terms or conditions of any Award to the contrary, the Company is under no obligation to offer to sell or to sell, and is prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the United States Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been complied with in full. The Company is under no obligation to register for sale or resale under the Securities Act any of the shares of Common Stock to be offered or sold under this Plan or any shares of Common Stock issued upon exercise of Awards. If the shares of Common Stock offered for sale or sold under this Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

28. LIMITATION ON LIABILITY. The Company and any Affiliate which is in existence or hereafter comes into existence is not be liable to a Participant, an Employee or any other Person as to: (i) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of such shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant, Employee or other Person due to the receipt, exercise or settlement of any Award granted hereunder. No Administrator is personally liable by reason of any contract or other instrument executed by such Administrator or on his behalf in his capacity as Administrator nor for any mistake of judgment made in good faith. The Company will indemnify and hold harmless each Administrator and each other Employee, Officer or Director to whom any duty or power relating to the administration or interpretation of this Plan may be allocated or delegated, against any cost or expense (including reasonable attorneys fees and expenses) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with this Plan unless arising out of such Person's own fraud or willful bad faith; provided, however, that approval of the Board is required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification is not exclusive of any other rights of indemnification to which such Person may be entitled under the Company's certificate of incorporation or bylaws, as a matter of Applicable Law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

29. NO RIGHT TO AWARDS OR TO EMPLOYMENT. No Person has any claim or right to be granted an Award and the grant of any Award may not be construed as giving a Participant the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Participant at any time without liability or any claim under this Plan, except as provided herein or in any Award Agreement entered into hereunder.

30. NOTICE. Any written notice to the Company required by any provisions of this Plan must be addressed to the Secretary of the Company and is effective when received.

31. RELIANCE ON REPORTS. Each Administrator is fully justified in relying, acting or failing to act, and is not liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with this Plan by any Person other than such Administrator.

32. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of shares of Common Stock as is sufficient to satisfy the requirements of this Plan.

33. RIGHTS AND PRIVILEGES AS A SHAREHOLDER. Except as otherwise specifically provided in this Plan, no Person is entitled to the rights and privileges of stock ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued to that Person (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the

Company). Unless otherwise provided by the Administrator, a Participant holding Stock Units will be entitled to receive dividend payments as if he was an actual shareholder.

34. SUCCESSORS. The terms of this Plan and any Award inure to the benefit of and are binding upon the Company and Participants and their respective permitted heirs, beneficiaries, successors and assigns.

35. UNFUNDED PLAN. Insofar as it provides for Awards, this Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company is not required to segregate any assets which may at any time be represented by Awards, this Plan may not be construed as providing for such segregation, and neither the Company nor the Administrator will be deemed to be a trustee of stock or cash to be awarded under this Plan. Any liability of the Company to any Participant with respect to an Award will be based solely upon any contractual obligations which may be created by this Plan. No such obligation of the Company will be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator is required to give any security or bond for the performance of any obligation which may be created by this Plan.

36. USE OF PROCEEDS. The proceeds from the sale of Common Stock pursuant to this Plan may be used for general corporate purposes.

37. WITHHOLDING OBLIGATIONS. As a condition to the exercise of any Award, the Administrator may require that a Participant satisfy, through a cash payment by the Participant or, in the discretion of the Administrator, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Participant, the minimum amount of all federal, state and local income and other taxes of any kind required or permitted to be withheld in connection with such exercise. The Administrator in its discretion may permit shares of Common Stock to be used to satisfy tax withholding requirements and such shares will be valued at their Fair Market Value as of the settlement date of the Award. However, the aggregate Fair Market Value of the number of shares of Common Stock that may be used to satisfy tax withholding requirements may not exceed the minimum statutory required withholding amount with respect to such Award.